Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

BRC Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A common stock, $0.0001 par value per share, reserved for issuance under the BRC Inc. 2022 Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	22,718,337 shares(2)	$24.24(3)	$550,692,488.88(3)	0.0000927	$51,049.19
Fees to be Paid	Equity	Class A common stock, $0.0001 par value per share, reserved for issuance under the BRC Inc. 2022 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	4,514,047 shares(4)	$24.24(3)	$109,420,499.28(3)	0.0000927	$10,143.28
		Total Offering Amounts				$660,112,988.16		$61,192.47
		Total Fees Previously Paid						—
		Net Fee Due						$61,192.47

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the BRC Inc. 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and the BRC Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Class A common stock, par value $0.0001 per share (the “Common Stock”).

(2)	Represents shares of Common Stock reserved for issuance under the Omnibus Incentive Plan, shares of Common Stock that may again become available for delivery with respect to awards under the Omnibus Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the Omnibus Incentive Plan, and shares of common stock that may become reserved and available for delivery with respect to awards under the Omnibus Incentive Plan pursuant to the Omnibus Incentive Plan’s “evergreen” provision. In general, to the extent that any awards under the Omnibus Incentive Plan are forfeited, cancelled, terminated or expire for any reason before being exercised or settled in full in shares of Common Stock, if any awards are settled in cash or if shares issued under the Omnibus Incentive Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the Omnibus Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on April 14, 2022.

(4)	Represents shares of Common Stock reserved for issuance under the ESPP and shares of Common Stock that may become reserved and available for delivery with respect to awards under the ESPP pursuant to the ESPP’s “evergreen” provision.